PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS SECOND QUARTER 2017 RESULTS

DALLAS, TEXAS …August 4, 2017 … CompX International Inc. (NYSE American: CIX) announced today sales of $30.0 million for the second quarter of 2017 compared to $27.1 million in the same period of 2016.  Operating income was $4.6 million in the second quarter of 2017 compared to $3.7 million in the same period in 2016.  Net income for the second quarter of 2017 was $3.3 million, or $0.27 per diluted share, compared to $2.4 million, or $0.20 per diluted share, in the second quarter of 2016.

For the six months ended June 30, 2017, sales were $60.0 million compared to $54.2 million in the previous year.  Operating income was $9.1 million for the first six months of 2017 compared to $7.1 million for 2016.  Net income for the six months ended June 30, 2017 was $6.4 million or $0.52 per diluted share, compared to $4.6 million, or $0.37 per diluted share, in 2016.

Second quarter and year-to-date 2017 net sales increased over the comparable 2016 periods primarily due to Security Products' sales volumes to existing government security customers, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products.  Operating income increased for both comparative periods principally due to the higher sales and manufacturing efficiencies facilitated by the higher production volumes at Security Products.

"The first half of 2017 featured strong sales performances for both our Security Products and Marine Components segments," commented Scott C. James, President and CEO, "including exceptional demand for government security applications. While we expect some moderation in government volumes and continued softness in demand from a significant transportation customer during the second half of 2017, full year sales should meet or exceed 2016 levels. We continue to focus on the development of new product features companywide to broaden our sales base and help mitigate the impact of market fluctuations."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2017	2016	2017

Net sales	$27.1	$30.0	$54.2	$60.0
Cost of goods sold	18.6	20.5	37.5	40.8
Gross profit	8.5	9.5	16.7	19.2
Selling, general and administrative expense	4.8	4.9	9.6	10.1
Operating income	3.7	4.6	7.1	9.1
Interest income	-	0.5	-	0.8
Income before taxes	3.7	5.1	7.1	9.9
Provision for income taxes	1.3	1.8	2.5	3.5
Net income	$2.4	$3.3	$4.6	$6.4

Basic and diluted net income
per common share	$0.20	$0.27	$0.37	$0.52

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2016	2017
Assets		(Unaudited)

Current assets:
Cash and equivalents	$33.2	$22.5
Accounts receivable, net	10.3	12.2
Inventories, net	15.0	15.3
Prepaid expenses and other	0.7	0.7
Total current assets	59.2	50.7

Note receivable from affiliate	27.4	39.5
Goodwill	23.7	23.7
Net property and equipment	33.1	32.8
Other noncurrent	0.6	0.6

Total assets	$144.0	$147.3

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.9	$10.2
Income taxes	1.4	1.1
Total current liabilities	13.3	11.3

Deferred income taxes	4.9	4.9
Stockholders' equity	125.8	131.1

Total liabilities and stockholders' equity	$144.0	$147.3